EXHIBIT 14b

                          INDEPENDENT AUDITORS CONSENT

We consent to the incorporation by reference in this Registration Statement on Form N-14 of PBHG Advisor Funds, Inc. of our report relating to The Analytic Series Fund (comprising the Short-Term Government, Master Fixed Income and Enhanced Equity Portfolios) (the "Fund") dated February 6, 1998, which report is included in the Annual Report to Shareholders for the year ended December 31, 1997.

We also consent to the reference to our Firm under the heading "Information About Each Fund," and under the caption "Financial Statements," in the Prospectus, which is part of the Registration Statement.

Deloitte & Touche LLP

Boston, Massachusetts
March 10, 1998